EXHIBIT 99.2

Hurry, Inc. Announces Shareholder Distribution

ELLIJAY, Ga. – (BUSINESS WIRE) – August 15, 2003 – Hurry, Inc. (HURY.PK) today reported that its Board of Directors has approved a liquidating distribution of $0.06 per share to shareholders who are of record as of the close of business on August 25, 2003.

The Company plans to begin the process of mailing the distribution immediately after the record date. The Company’s Board of Directors and shareholders previously approved a Plan of Liquidation and Distribution pursuant to which the Company is taking steps to liquidate and dissolve, including filing a Notice of Intent to Dissolve with the Georgia Secretary of State. Although no assurances can be given regarding the timing and amount, if any, of any further distributions, as the Company continues to satisfy all remaining obligations and liabilities, the Board of Directors intends to distribute remaining assets to shareholders in one or more liquidating distributions, as practical, and to file Articles of Dissolution with the Georgia Secretary of State.

Hurry, Inc., which was formerly known as Harry’s Farmers Market, Inc., previously owned as many as three megastores and six convenience stores specializing in perishable food products, poultry, seafood, fresh bakery goods, and freshly made ready-to-eat, ready-to-heat and ready-to-cook prepared foods as well as deli, cheese and dairy products.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management’s belief, as well as assumptions made by and information currently available to management, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company may experience actual results that differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including the possibility that the Company may be unable to make any additional distributions to shareholders, the unknown costs involved with the liquidation and dissolution of the Company’s business and other factors, including, but not limited to, those identified in the Company’s filings with the Securities and Exchange Commission.

Contact:	Harry A. Blazer 706-636-1060